UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 22, 2006 (May 18, 2006)

Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9005 Westside Parkway,
Alpharetta, GA	30004

(Address of Principal Executive Offices)	(Zip Code)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 18, 2006 the compensation committee of the Company’s board of directors recommended, and the board of directors approved, a change in compensation payable to the Company’s non-employee directors. In lieu of any cash fees payable to the non-employee directors for their service as directors during the period beginning July 1, 2006 and ending June 30, 2008, the non-employee directors will be granted, as of July 3, 2006, restricted shares of common stock under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”). These restricted shares will vest on the earlier of July 3, 2008 or a “change of control” as defined in the Plan, and will be forfeitable if a non-employee director terminates his service prior thereto. The number of shares to be granted to each director will be equal to 150% of the cash compensation foregone for services provided from July 1, 2006 through July 1, 2008, divided by the average of the high and low price per share of the Company’s common stock as traded on the Nasdaq National Market on July 3, 2006. The purposes of this change in compensation are to better preserve the Company’s cash and align the interests of the Board with those of the stockholders.
On May 18, 2006 the compensation committee of the Company’s board of directors also recommended, and the board of directors approved, a one-time grant of restricted shares to each non-employee director as follows:

Name	Number of Shares
Michael Henos	25,000
Carl Brooks	10,000
James Barrett	10,000
Robert Hamm	10,000
Russell Medford	10,000
Marc Preminger	15,000
Louis Sullivan	10,000
Keith Willard	10,000
The purpose of the grant is to provide a retention incentive to the Company’s directors. These restricted shares will vest on the earlier of May 18, 2008 or a “change of control” as defined in the Plan, and will be forfeitable if a non-employee director terminates his service prior thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)
Date: May 22, 2006	By:	/s/ Russell H. Plumb
Russell H. Plumb,
Vice President/Chief Financial Officer